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                                                                  EXHIBIT 99.14A

                               THE TIMOTHY PLAN
                SECTION 403(b)(7)' CUSTODIAL ACCOUNT AGREEMENT

Section 1. Introduction
The Custodial Account established hereby is created pursuant to Section 403(b)(7) of the Code in order to provide a retirement benefit for the Employee named in the Application, which is made a part of this Agreement, through investment in the securities of one or more Funds.

Section 2. Definitions

The following terms shall have the following meanings unless the context clearly indicates otherwise:

(a) Agreement. This Agreement, as amended from time to time, including the Application, which is incorporated herein by reference.

(b) Application. The Custodial Account application form made available by the Custodian for the purpose of establishing an account described in Section 403(b)(7) of the Code that permits investments in shares of one or more of the Funds.

(c) Beneficiary. The person(s) designated as such by the Employee in the Application, or in such other manner permitted by this Agreement.

(d) Church. A "church" or a "qualified church-controlled organization" within the meaning of Section 3121(w)(3)(A) or (B), of the Code respectively.

(e) Code. The Internal Revenue Code of 1986, as amended.

(f) Custodial Account. The custodial account established by this Agreement.

(g) Custodian. National Westminster Bank NJ, or any successor thereto who accepts appointment pursuant to the terms of this Agreement.

(h) Elective Deferrals. With respect to any calendar year, the sum of --

     (i) employer contributions under a qualified cash or deferred arrangement (as defined in Section 401(k) of the Code), to the extent not includible in gross income under Section 402(a)(8) of. the Code,

     (ii) employer contributions to a simplified employee pension (as defined in - Section 408(k) of the Code), to the extent not includible in gross income under Section 402(h)(i)(B) of the Code, and

     (iii) employer contributions to an annuity or custodial account described in Section 403(b) of the Code pursuant to a salary reduction agreement (within the meaning of Section 3121(a)(5)(D) of the Code), other than a contribution made pursuant to a one-time irrevocable election made by the Employee at the time of initial eligibility to enter into such an agreement, or pursuant to a similar arrangement involving a one-time irrevocable election specified in regulations, rulings or other administrative pronouncements issued by the Department of the Treasury.

(i) Eligible Employee. Each Employee of the Employer other than

     (i) nonresident aliens described in Section 410(b)(3)(C) of the Code,

     (ii) students performing services described in Section 3121(b)(10) of the Code,

     (iii) employees who normally work less than 20 hours per week,

     (iv) employees who are participants in an eligible deferred compensation plan described in Section 457 of the Code, or a cash or deferred arrangement described in Section 401(k) of the Code, maintained by the Employer, or who are eligible to contribute to another custodial account or to an annuity described in Section 403(b) of the Code established pursuant to a plan maintained by the Employer, and

     (v) such other classes of employees which may be excluded for purposes of
     Section 403(b)(12)(A)(ii) of the
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     Code pursuant to regulations, rulings or other administrative pronouncements issued by the Department of the Treasury.

(j) Eligible Retirement Plan. An individual retirement account or individual retirement annuity described in Section 408(a) or (b) of the Code, respectively, or an annuity or custodial account described in Section 403(b) of the Code.

(k) Eligible Rollover Distribution. Any distribution from the Custodial Account on or after January 1, 1993, to the Employee, the Employee's surviving spouse, or a spouse or former spouse of the Employee who is an alternate payee (within the meaning of Section 414(p)(8) of the Code) with respect to the Custodial Account, other than -

     (i) any distribution which is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Employee, the Employee's surviving spouse or such alternate payee, the joint lives (or joint life expectancies) of the Employee and the Employee's designated Beneficiary, or for a specified period of 10 years or more,

     (ii) any distribution to the extent such distribution is required under
     Section 403(b)(10) of the Code,

     (iii) any distribution that is not includible in gross income (without regard to Section 403(b)(8) of the Code), and

     (iv) any other distribution that is not an "eligible rollover distribution" within the meaning of regulations under Section 402(c)(4) of the Code.

(1) Employee. The individual identified as such in the Application.

(m) Employer. The entity identified as such in the Application, which must be -

     (i) a State, a political subdivision of a State, or an agency or instrumentality of one or more of the foregoing, but only if the Employee performs services for an educational organization described in Section 170(b)(1)(A)(ii) as an employee of such State or other entity, or

     (ii) an entity described in Section 501(c)(3) of the Code and exempt from tax under Section 501(a) of the Code.

(n) ERISA. The Employee Retirement Income Security Act of 1974, as amended.

(o) Fund. The Timothy Plan or any other regulated investment company within the meaning of Section 851(a) of the Code for which Timothy Partners, Ltd. or Covenant Funds, Inc. serves as the investment adviser and which the Custodian has agreed to hold pursuant to this Agreement.,

(p) Qualified Organization. Any educational organization, hospital, home health service agency, health and welfare service agency, church, convention or association of churches, or an organization described in Section
414(e)(3)(B)(ii) of the Code.

(q) Required Beginning Date. April 1 of the calendar year following the calendar year in which the Employee attains age 70 1/2; except that if the Employee attained age 70 1/2 before January 1, 1988, or in the case of a Custodial Account established pursuant to a governmental plan or a plan maintained by a Church, the Required Beginning Date shall be April 1 of the calendar year following the later of the calendar year in which the Employee attains age 70 1/2 or the calendar year in which he or she retires.

(r) Year of Service. Each full year during which the Employee was a full-time employee of the Employer and a fraction of a year (determined in accordance with regulations, rulings or other administrative pronouncements issued by the Department of the Treasury) for each full year during which the Employee was a part-time employee of the Employer and for each part of a year during which the Employee was a full-time or part-time employee of the Employer. For this purpose, all Years of Service by a duly ordained, commissioned, or licensed minister of a church, or a lay person, as an employee of a church, a convention or association of churches, or an organization described in Section 414(e)(3)(B)(ii) of the Code, shall be considered as Years of Service with one employer.
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Section 3. Contributions

(a) Contributions to the Custodial Account may be made by the Employer as a benefit in addition to cash compensation and mar also be made by the Employee through the Employer pursuant to a salary reduction agreement. All contributions must be made in cash.

(b) The Custodian shall have no obligation to compel the Employer or the Employee to make any contribution, nor shall the Custodian be required to notify the Employer or Employee if any contribution made exceeds the limitations of
Section 402(g), Section 403(b)(2) or Section 415 of the Code.

(c) (i) Elective Deferrals to the Custodial Account in any calendar year shall not exceed the greater of $7,000 (as adjusted by the Secretary of the Treasury for years after 1987) or $9,500; provided, however, if the Employer is a Qualified Organization, and the Employee has completed at least 15 Years of Service, this limitation shall be increased by the lesser of the following amounts:
          (1) $3,000,
          (2) $15,000 reduced by the total amount of increases pursuant to this clause for all previous years, or
          (3) the excess of $5,000 multiplied by the number of such Years of Service over the Elective Deferrals made by the Employer on behalf of the Employee in prior years.

     (ii) Elective Deferrals to the Custodial Account in any calendar year, when combined with other Elective Deferrals made on behalf of the Employee under all plans, contracts or arrangements of the Employer, may not exceed $7,000 (as adjusted by the Secretary of the Treasury for years after 1987), increased by the amount of Elective Deferrals made to the Custodial Account and any other annuities or custodial accounts described in Section 403(b) of the Code on behalf of the Employee under a plan maintained by the Employer, but not to an amount in excess of the limitation set forth in subparagraph (i), above.

(d) A transfer of cash from an existing annuity or custodial account described in Section 403(b) of the Code may be made to the Custodial Account, provided that the terms of such annuity or custodial account permit such transfer. Any cash transferred hereunder shall be invested by the Custodian in accordance with written instructions received from the Employee; provided, however, that the amount transferred may be invested only in securities of one or more Funds. Written instructions accompanying any such transfer shall state that the amount being transferred is a transfer from an annuity or custodial account described in Section 403(b) of the Code and shall set forth the name, title or other designation of such custodial account or annuity, as the case may be.

(e) The Employee may make a rollover contribution (including a direct rollover) to the Custodial Account of all or a portion of the cash proceeds of any distribution from -

     (i) another annuity or custodial account described in Section 403(b) of the Code, provided the amount of such contribution would not be included in the Employee's gross income pursuant to Section 403(b)(8) of the Code as a result of such rollover contribution, or

     (ii) an individual retirement account or annuity described in Section 408 of the Code, provided the amount of such contribution would not be included in the Employee's gross income pursuant to Section 408(d)(3) of the Code as a result of such rollover contribution. Any cash contributed hereunder shall be invested by the Custodian in accordance with written instructions received from the Employee; provided, however, that the amount contributed may be invested only in securities of one or more Funds.

(f) Unless the Employer is a Church --

     (i) the Employer must permit each Eligible Employee to elect to make contributions of more than $200 pursuant to a salary reduction agreement to one or more annuities or custodial accounts described in Section 403(b) of the Code, and

     (ii) with respect to contributions to this Custodial Account and other annuities and custodial accounts described in Section 403(b) of the Code, other than contributions made pursuant to salary reduction agreements, the Employer's plan pursuant to which this Custodial Account is established must meet the requirements of Sections 401(a)(4), (5), (17) and (26),
     Section 401(m) and Section 410(b) of the Code in the same manner as if such plan were a plan described in Section 401(a) of the Code, in accordance with Section 403(b)(12)(A) of the Code.
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For purposes of this subsection (f), a contribution to an annuity or a custodial account shall be treated as not made pursuant to a salary reduction agreement if it is made pursuant to a one-time irrevocable election made by the Employee at the time of initial eligibility to participate in the plan of which such annuity or custodial account is a part or is made pursuant to a similar arrangement involving a one-time irrevocable election specified in regulations, rulings or other administrative pronouncements issued by the Department of the Treasury.

Section 4. The Custodial Account

(a) The Custodian shall maintain or cause to have maintained a record of the Custodial Account. The interest of the Employee in the Custodial Account shall at all times be nonforfeitable and the assets therein shall not be commingled with the property of others; provided, however, that investment in securities of a Fund shall not be considered commingling. Contributions to the Custodial Account, and the income thereon, may not be used for or diverted to purposes other than the exclusive benefit of the Employee and his or her Beneficiary.

(b) If the Custodial Account is determined to constitute part of a plan subject to Title I of ERISA, the Employer shall be responsible for ensuring that such plan complies at all 1 times with the applicable requirements of ERISA. Neither a Fund, its investment advisor or distributor, the Custodian, nor any of their affiliates shall be the "administrator" (as defined in Section (16)(A) of ERISA) of such plan.

Section 5. Investments

(a) The Custodian shall invest all contributions less unpaid custodial fees in the securities of the Fund(s) specified in the Application. The Custodian or its nominee shall be the holder of record and the Employee shall be the beneficial owner of all such securities and any other property in the Custodial Account. The Custodian shall have no investment responsibility or discretion with respect to this Custodial Account. The selection of Funds with respect to both the investment of contributions previously made and those to be made in the future may be changed upon receipt by the Custodian of written instructions from the Employee (or the Beneficiary following the death of the Employee), requesting such change, subject to the requirement that the minimum investment in any Fund shall not be smaller than the minimum amount, if any, required for investment in the securities of any selected Fund. Investments may be divided between or among two or more Funds.

(b) All cash dividends and capital gain distributions received upon assets in the Custodial Account shall be reinvested bathe securities of the issuing Fund and credited to the Custodial Account. In the event that, with respect to any such dividends and distributions, the Custodian as holder of record may elect to receive such dividend or distribution in either additional shares, cash or other property, the Custodian shall elect to receive such distribution in additional shares. Sales and other charges attributable to the acquisition of securities shall be charged to the Custodial Account.

(c) The Custodian shall deliver or cause to be delivered to the Employee all notices, prospectuses, financial statements, proxies, voting instruction cards, and proxy soliciting requests relating to securities held in the Custodial Account. The Custodian in its capacity as such shall not vote any shares of the Fund held hereunder except in accordance with the written instructions of the Employee.

(d) Whenever the Custodian requires cash for any purpose provided in this Agreement, it is authorized to redeem proportionately shares held in the Funds in an amount sufficient to provide the required cash.

Section 6. Distributions from the Custodial Account

(a) The Custodian will, upon receiving written notice from the Employee (or from the Beneficiary following the Employee's death) of the Employee's, attainment of age 59-1/2, disability (as defined in Section 72(m)(7) of the Code), separation from service from the Employer, financial hardship (determined in accordance with Section 403(b)(7) of the Code and any regulations issued thereunder) or death, distribute all or a portion of the assets of the Custodial Account in cash in the manner and at the time specified in such written notice; provided, however, that the Employee (or Beneficiary following the Employee's death) shall provide substantiation of such event
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in such form and manner as required by the Custodian.

(b) Distributions on account of financial hardship will be permitted only from the balance of the Custodial Account as of December 31, 1988, and from salary reduction contributions made subsequent to that date, but not earnings or other contributions subsequent thereto.

(c) The Employee shall have the right, prior to completion of distribution of the entire Custodial Account, by written notice signed by the Employee and delivered to the Custodian, to designate, revoke or change a designation of a Beneficiary. Except as ordered by a court of competent jurisdiction, if a designation of Beneficiary is in effect at the time of the Employee's death, the balance in the Custodial Account will be distributed to such Beneficiary in accordance with a method described in Section 7 below, as selected by the Beneficiary, upon receipt of the Custodian of proof of death of the Employee. If prior to completion of such distribution the Beneficiary dies, any remaining balance in the Custodial Account shall be distributed to the Beneficiary's estate. If no such Beneficiary is designated in accordance herewith or if such Beneficiary dies before the Employee dies, the Employee's Beneficiary shall be his or her estate.

(d) If the distributed of any Eligible Rollover Distribution from the Custodial Account elects to have such distribution paid directly to an Eligible Retirement Plan and specifies the Eligible Retirement Plan to which such distribution is to be paid (in such form and manner as the Custodian may prescribe), such distribution shall be made in the form of a direct rollover by the Custodian to the Eligible Retirement Plan so specified, in any manner permitted by regulations, rulings and other administrative pronouncements issued by the Department of the Treasury.

Section 7. Minimum Distributions to Employee

(a) The entire value of the Custodial Account shall be distributed or commence to be distributed, no later than the Employee's Required Beginning Date, over

     (i) the life of the Employee, or the lives of the Employee and his or her designated Beneficiary, or

     (ii) a period certain not extending beyond the life expectancy of the Employee, or the joint and last survivor expectancy of the Employee and his or her designated Beneficiary.

(b) The amount to be distributed each year, beginning with the calendar year prior to the year in which the Employee attains the Required Beginning Date and for each succeeding calendar year, shall not be less than the quotient obtained by dividing the Employee's Custodial Account balance at the beginning of such year by the lesser of -

     (i) the life expectancy of the Employee (or the joint life expectancy of the Employee and his or her designated Beneficiary, if applicable), or

     (ii) if the Employee's spouse is not the designated Beneficiary, the applicable divisor determined from the table set forth in Q&A-4 of Section 1.401(a)(9)-2 of the Proposed Income Tax Regulations. Distributions after the death of the Employee shall be distributed using the applicable life expectancy as the relevant divisor without regard to Section 1.401(a)(9)-2 of the Proposed Income Tax Regulations.

(c) Life expectancy is computed by use of the expected return multiples in Tables V and VI of Section 1.72-9 of the Income Tax Regulations. Unless otherwise elected by the Employee by the time distributions are required to begin, life expectancies shall be recalculated annually. Such election shall be irrevocable by the Employee and shall apply to all subsequent years. The life expectancy of a non-spouse Beneficiary may not be recalculated. Instead, life expectancy will be calculated using the attained age of such Beneficiary during the calendar year prior to the year in which the Employee attains the Required Beginning Date, and payments for subsequent years shall be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated.

Section 8. Minimum Distributions Upon Death of Employee

(a) If the Employee dies on or after his or her Required Beginning Date, the remaining portion of such interest shall continue to be distributed at least as rapidly as under the method of distribution being used prior to the Employee's death. If the Employee dies before his or her Required Beginning Date, distribution of the
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Employee's entire interest shall be completed by December 31 of the calendar year containing the fifth anniversary of the Employee's death except to the extent that an election is made by the Employee's designated Beneficiary to receive distributions in accordance with (i) or (ii) below:

     (i) If the Employee's interest is payable to a designated Beneficiary, then the entire interest of the Employee may be distributed over a certain period not greater than the life expectancy of the designated Beneficiary, commencing on or before December 31 of the calendar year immediately following the calendar year in which the Employee died.

     (ii) If the designated Beneficiary is the Employee's surviving spouse, the date distributions are required to begin in accordance with (i) above shall not be earlier than the later of (1) December 31 of the calendar year immediately following the calendar year in which the Employee died or (2) December 31 of the calendar year in which the Employee would have attained age 70 1/2.

(c) The amount to be distributed each year pursuant to paragraph (b), above, shall be not less than the quotient obtained by dividing the Employee's Custodial Account balance at the beginning of such year by the life expectancy of the designated Beneficiary.

(d) Life expectancy is computed by use of the expected return multiples in Tables V and VI of Section 1.72-9 of the Income Tax Regulations. For purposes of distributions beginning after the Employee's death, and if the Employee's surviving spouse is the designated Beneficiary, unless otherwise elected by the surviving spouse by the time distributions are required to begin, the surviving spouse's life expectancy shall be recalculated annually. Such election shall be irrevocable by the surviving spouse and shall apply to all subsequent years. In the case of any other designated Beneficiary, or in the case of a surviving spouse who does makes such an election, life expectancies shall be calculated using the attained age of such Beneficiary during the calendar year in which distributions are required to begin pursuant to this Section, and payments for any subsequent calendar year shall be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated.

(d) If the designated Beneficiary is the Employee's surviving spouse, the surviving spouse may elect to treat the Custodial Account as his or her own for purposes of Section 7 and this Section Section 9. Resignation or Removal of the Custodian

(a) The Custodian may resign at any time after the expiration of 30 days from the date of mailing written notice of resignation to The Timothy Plan and the Employee. The Custodian may be removed by The Timothy Plan at any time after the expiration of 30 days from the date of mailing of written notice of removal to the Custodian and the Employee. Any notice hereunder shall specify the effective date of such resignation or removal.

(b) Upon receipt of notice of resignation or removal a successor custodian may be appointed by The Timothy Plan, which successor shall be a bank or other qualified person within the meaning of Section 401(f)(2) of the Code. If no such successor custodian is appointed prior to the effective date of the Custodian's resignation or removal, the Custodian may, but shall not be required to, appoint a qualified successor custodian. If a qualified successor custodian is appointed the Custodian shall pay over to such successor the assets of the Custodial Account and all records pertaining thereto and notify the Employer and Employee of such appointment and the transfer of assets and records. In connection with such transfer, however, the Custodian is authorized to reserve such sum of money as is necessary for the payment of its accrued fees.

(c) The Custodian shall terminate the Custodial Account if no qualified successor custodian has been appointed prior to the effective date of its resignation or removal. Termination of the Custodial Account shall be effected by distributing the assets of the Custodial Account by a single sum payment in cash. Upon completion of such distribution, the Custodian shall be relieved from all further liability with respect to all amounts so distributed.

Section 10. Fees and Charges

(a) The fees of the Custodian as set forth in the Application shall be paid when due. Such
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fees may be revised by the Custodian after 60 days written notice thereof to The
Timothy Plan and the Employee (or the Beneficiary following the death of the Employee).

(b) Any taxes levied or assessed upon or in respect of the Custodial Account, including any transfer taxes incurred in the investment or reinvestment of the assets of the Custodial Account, and any custodial fees shall be paid from the assets of the Custodial Account from available cash and in the absence thereof the Custodian shall liquidate such securities held in the Custodial Account as are necessary to pay any such taxes and fees in full.

(c) All other administrative expenses incurred by the Custodian in the performance of its duties, including fees for legal services rendered to the Custodian and the compensation to the Custodian, shall constitute a charge upon the assets of the Custodial Account. Custodian is hereby authorized to redeem or liquidate sufficient assets of the Custodial Account to pay any of the foregoing items.

Section 11. Amendment

The Employee and the Custodian hereby delegate to The Timothy Plan the right to amend this Agreement by submitting a copy of any such amendment to the Employer, the Employee and the Custodian; provided, however, the duties and responsibilities of the Custodian shall not be changed without its prior consent.

Section 12. Miscellaneous

(a) Except as provided by law or by a qualified domestic relations order as defined in Section 414(p) of the Code, any right or benefit hereunder shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any such right or benefit shall not in any way be subject to the debts, contracts, liabilities, engagements or torts of the person who is entitled to such right or benefit, nor shall such right or benefit be subject to attachment or legal process for or against such person. Except as otherwise provided by law, the assets held in the Custodial Account are not subject to the claims of the Employer's creditors.

(b) The Custodian has appointed Fund/Plan Services, Inc. as its agent for receiving contributions to the Custodial Account and for receiving all written notices required to be forwarded to the Custodian pursuant to this Agreement.

(c) The Custodian shall be fully protected in acting upon any written order, Beneficiary designation or-other instrument of the Employee or the Employer believed by the Custodian to be genuine and to have been properly executed and upon which it acts in good faith in taking or omitting to take any action.

(d) Upon the expiration of a 30-day period after furnishing to the Employee written confirmation of a transaction or transactions, the Custodian shall be released and discharged from all liability and accountability to the Employee or any third party with respect to such transaction or transactions, except with respect to a transaction or transactions concerning which the Employee files written objections with the Custodian within such 30-day period.

(e) Notwithstanding any other provision hereof, the Custodian shall have no responsibility for

     (i) the initial or continued qualification of the Custodial Account under
     Section 403(b)(7) of the Code;

     (ii) determining the amount of or collecting any contribution;

     (iii) determining the amount, character, or timing of any distribution to the Employee or the Beneficiary other than as instructed pursuant to Sections 6, 7 and 8 of this Agreement;

     (iv) determining the amount of any limitation applicable to the Employee under Section 402(g), Section 403(b)(2) or Section 415 of the Code; or

     (v) determining whether any person or persons other than the Employee's designated Beneficiary may be entitled, under applicable law, to receive amounts from the Custodial Account on account of the death of the Employee.

(f) The Custodian shall not be responsible for any liability arising out of this Agreement except such liability as is occasioned by the Custodian's own negligence or willful misconduct. The Custodian shall not be responsible for any action or non-action taken in accordance with written instructions or notice received pursuant this Agreement and may rely upon and shall be protected in acting upon any written order from the Employer or Employee or any other notice, request, consent, certificate, Beneficiary designation or other instrument reasonably believed by the Custodian to be genuine and to have been properly executed hereunder.

(g) The Custodian shall not be obligated to defend or engage in any suit with respect to the Custodial Account unless the Custodian shall first have agreed in writing to do so and shall have been fully indemnified to the satisfaction of the Custodian.

(h) The Custodian will submit reports to the Internal Revenue Service and to the Employer or Employee in such manner and containing such information as may be prescribed by the Internal Revenue Service.

     (i) This Agreement shall be construed under the laws of the Commonwealth of Pennsylvania except to the extent any such law is superseded by laws of the United States.

(j) If any provision of this Agreement is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed and enforced as if such provision had not been included.

(k) This Agreement shall become effective upon the effective date set forth in the Application when the Application is countersigned by or on behalf of the Custodian.